FORM SUPPLEMENT TO AMENDED AND RESTATED SERVICE AGREEMENT

This SUPPLEMENT TO THE AMENDED AND RESTATED SERVICE AGREEMENT, dated as of [●] [●], 2012 (this “Agreement”), is by and between GE Capital Bank, a Utah-chartered industrial bank (f/k/a GE Capital Financial Inc., “GECB”) and General Electric Capital Corporation, a Delaware corporation (“GECC”).

RECITALS

A.           GECB and GECC have entered into an Amended and Restated Service Agreement, dated as of July 31, 2008 (together with all amendments and supplements thereto, and as amended from time to time hereafter, the “MSA”).

B.            Pursuant to the MSA, GECB has delegated to GECC and GECC has agreed to perform servicing, equipment management and administration activities (the “Services”) with respect to equipment loans and leases and the related equipment originated by direct and indirect subsidiaries of GECB and transferred, from time to time, to securitization special purpose vehicles in connection with securitization transactions sponsored by GE Capital Commercial Inc., GECB’s subsidiary (each, a “Securitization”).

C.           GECB entered into (i) a Servicing Agreement, of even date (the “Securitization Servicing Agreement”), with GE Equipment [●], LLC [●]-[●] (the “SPV”) pursuant to which GECB has undertaken to provide the SPV certain servicing [and equipment management] services set forth therein in connection with equipment [loans, leases, and the related assets] (the “Securitization Assets”) sold to the SPV by direct and indirect subsidiaries of GECB and (ii) an Administration Agreement, of even date (the “Securitization Administration Agreement” and, together with the Securitization Servicing Agreement, the “Applicable Securitization Agreements”), with the SPV pursuant to which GECB has undertaken to provide the SPV certain administration services. The services to be provided by the servicer and the administrator under the “Applicable Securitization Agreements” shall be referred hereinafter, collectively, as the “Subject Services.”

D.           The Parties hereto wish to confirm the agreement of GECC to perform Subject Services and to supplement the MSA as set forth herein for the benefit of GECB.

NOW THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto agree as follows:

1.          Subject Services. The Parties hereto confirm that, subject to the supervision, direction and control of GECB, GECC shall perform the Subject Services.

2.          Representations and Warranties. GECC hereby represents and warrants that the representations it has made pursuant to Section 3.2 of the MSA are true and correct as of the date of this Agreement.

3.          Compensation. As consideration for the Subject Services, GECC shall continue to receive from GECB the fee that would otherwise be payable to GECC for the Subject Services under the MSA. Any payments made to GECC pursuant to this Section 3 shall be in compliance with Section 23B of the Federal Reserve Act of 1913, as amended.

4.          Indemnification. In addition to the indemnity provided by GECC in Section 4.2 of the MSA, GECC shall indemnify GECB and its directors, officers, employees and agents (“GECB Indemnified Parties”) and hold each of them harmless from all liabilities imposed on GECB under any of the Applicable Securitization Agreements and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) which may be imposed on, incurred by or asserted against a GECB Indemnified Person in connection with any act of GECC or GECC’s failure to act in connection with any of the Securitization Assets or the administration of the SPV (the “Indemnity”); provided, that GECC shall not be liable to any GECB Indemnified Party under the Indemnity to the extent any such suits, actions, proceedings, claims, damages, losses, liabilities and expenses are caused by, or as a result of, the willful misconduct, gross negligence or violation of any applicable law by such GECB Indemnified Party.

5.          Amendment. This Agreement may be amended in a writing signed by GECB and GECC.

6.          Adoption, Ratification and Confirmation. This Agreement is a supplement to the MSA. The MSA, as supplemented and amended by this Agreement, is in all respects hereby adopted, ratified and confirmed.

7.          Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF UTAH WITHOUT GIVING EFFECT TO CHOICE OF LAW PRINCIPLES, AND WITH FEDERAL LAW WHERE APPLICABLE.

[SIGNATURES FOLLOW]

2	Supplement to MSA

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers duly authorized as of the day and year first above written.

GENERAL ELECTRIC CAPITAL CORPORATION

By:
Name:
Title:

GE CAPITAL BANK

By:
Name:
Title:

S-1	Supplement to MSA